Exhibit 99.1

Heron Lake BioEnergy, LLC — Press Release

Heron Lake, Minnesota — February 9, 2012

FOR IMMEDIATE RELEASE

Heron Lake BioEnergy, LLC Announces Officer Resignation:

Chief Executive Officer Robert Ferguson Announced Retirement

Heron Lake, MN — February 9, 2012 — Heron Lake BioEnergy, LLC (the “Company”) announced today that its Board of Governors received the resignation of Robert J. Ferguson, the Company’s Chief Executive Officer.  Mr. Ferguson has decided to retire from the Company, but will continue to serve as Chief Executive Officer through March 23, 2012.  Mr. Ferguson is also an original member of the Company’s Board of Governors, and will continue to serve as a member of the Company’s Board of Governors.

Dave Woestehoff, President of the Company’s Board of Governors, stated that “Robert was a visionary in recognizing the opportunity for an ethanol plant near Heron Lake in 2001 and has dedicated himself in bringing that vision to a reality.  Heron Lake BioEnergy will miss Robert’s leadership, industry expertise and dedication to our employees and shareholders.  Robert has agreed to work with the Board of Governors and employees to ensure a smooth transition while we identify and appoint a successor.”

The Company’s Board of Governors will establish an executive search committee to identify and interview possible successors. Mr. Woestehoff explained that the Board of Governors has initiated a formal recruitment effort and is also considering appointing an interim Chief Executive Officer to serve at the Company while the formal recruitment effort is underway.  Mr. Woestehoff went on to say, “Heron Lake BioEnergy is a great company with great employees and we will continue that tradition by carefully identifying Robert’s successor in the coming months.  We appreciate Robert’s years of service and wish him the best in his retirement.”

About Heron Lake BioEnergy, LLC:

Since September 2007, Heron Lake BioEnergy, LLC has been producing fuel-grade ethanol and distiller grains at its facility in southwest Minnesota.  Our natural gas fired ethanol plant has the capacity to process approximately 18.0 million bushels of corn each year, producing up to 55 million gallons per year of fuel-grade ethanol and approximately 160,000 tons of distillers’ grains with soluble.  Heron Lake BioEnergy, LLC currently has 39 full-time employees and its revenues for the fiscal year ended October 31, 2011 were in excess of $164,000,000.

For more information please contact our office by phone at 1-507-793-0077 or visit our website at www.heronlakebioenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This communication contains, in addition to historical information, forward-looking statements that are based on our expectations, beliefs, intentions or future strategies. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements because of certain factors, including those set forth under Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2011, as well as in other filings we make with the Securities and Exchange Commission.  We undertake no duty to update these forward-looking statements, even though our situation may change in the future. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication.